Exhibit 4.1
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

Victoria’s Secret & Co. (“our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock. The following is a summary of the material terms of our common stock, based on the applicable provisions of Delaware law and our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Second Amended and Restated Bylaws (“Bylaws”). This summary does not purport to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K, of which this exhibit is a part, and the applicable provisions of Delaware law.

Authorized Capital Stock
Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
The Company’s common stock is registered under Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange under the symbol “VSCO.” American Stock Transfer & Trust Company, LLC is the transfer agent and registrar for the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Voting Rights
Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. The presence in person or by proxy of holders of outstanding shares of common stock entitling them to exercise at least one-third of the voting power of outstanding common stock constitutes a quorum for any meeting of stockholders. Generally, all matters to be voted on by stockholders must be approved by the affirmative vote of the holders of a majority of the votes cast at the meeting on such matter. Directors are elected by the affirmative vote of the holders of a majority of the votes cast at the meeting with respect to such director’s election, except that if the number of nominees in any given election exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast by holders entitled to vote in the election. Holders of common stock do not have cumulative voting rights.
Dividends
Subject to the rights of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to receive dividends as may be declared from time to time by the Company’s Board of Directors out of funds legally available for that purpose.
Rights upon Liquidation
In the event of liquidation or dissolution of the Company, each share of common stock is entitled to share ratably in any distribution of Company assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.
Other Rights
Holders of common stock have no preferential, preemptive, conversion, or redemption rights. There are no restrictions on the alienability of shares of common stock, and there are no sinking fund provisions for the redemption or repurchase of common stock. The rights, preferences, and privileges of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company’s Board of Directors may authorize and issue in the future.

Preferred Stock
The Company’s Board of Directors may authorize the issuance of one or more series of preferred stock without further vote or action by stockholders. Subject to the limitations prescribed by Delaware law and the Certificate of Incorporation, the Board of Directors may fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series.
The issuance of preferred stock could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of the holders of common stock.
Certain Provisions of the Certificate of Incorporation, Bylaws, and Delaware Law
Election and Removal of Directors
The Board of Directors will consist of not less than 6 nor more than 15 directors. The exact number of directors is fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. Each director is elected annually by the stockholders at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders. Each director is elected by the affirmative vote of the holders of a majority of the votes cast at the meeting with respect to such director’s election, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the votes cast by holders entitled to vote in the election.
Directors may be removed, with or without cause, by the affirmative vote of the holders of not less than a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. Any vacancy occurring on the Board of Directors, including any newly created directorship, may be filled by the vote of a majority of the remaining directors in office.
Limits on Stockholder Action by Written Consent
The Certificate of Incorporation provides that holders of common stock are not able to act by written consent without a stockholder meeting.
Special Meetings
The Bylaws provide that special meetings of stockholders may be called by the chair of the Board of Directors, the majority vote of the Board of Directors or, subject to certain procedural requirements, the Board of Directors at the written request of the holders of at least 25% of the outstanding shares of common stock entitled to vote on the matter or matters to be brought before the proposed special meeting.
The Bylaws do not permit a special meeting to be held at the request of stockholders if (a) the request does not comply with the procedural requirements set forth in the Bylaws, (b) the request relates to an item of business that is not a proper subject for stockholder action under the Certificate of Incorporation or applicable law, (c) the request is received by the Company during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting of stockholders, (d) an annual or special meeting of stockholders that included an identical or substantially similar item of business was held not more than 120 days before the request was received by the Company, (e) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within 90 days after the request is received by the Company and the business to be conducted at such meeting includes an identical or substantially similar item of business, or (f) the request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law.
Amendment of the Certificate of Incorporation
The Certificate of Incorporation may be amended by stockholders by the affirmative vote of a majority of the outstanding capital stock entitled to vote thereon.

Amendment of the Bylaws
The Bylaws may be amended by stockholders by the affirmative vote of a majority of the outstanding capital stock entitled to vote thereon. In addition, the Board of Directors may amend the Bylaws without a stockholder vote.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Under the Bylaws, stockholders of record will be able to nominate persons for election to the Board of Directors or bring other business constituting a proper matter for stockholder action only by providing proper notice to the Company. Proper notice must generally be received not less 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year, subject to adjustment if the date of the annual meeting is advanced by more than 30 days prior to such anniversary or delayed more than 90 days after such anniversary. The notice must include, among other information, the name and address of the stockholder giving the notice, information about the stockholder’s ownership of Company securities, certain information relating to each person whom such stockholder proposes to nominate for election as a director, and a brief description of any business such stockholder proposes to bring before the meeting and the reasons for bringing such proposal. Stockholders who deliver a notice of nomination must comply with the provisions and requirements of the Bylaws and applicable law, including Rule 14a-19 promulgated under the Exchange Act.
Proxy Access
Under the bylaws, up to 20 stockholders owning 3% or more of the outstanding shares of common stock continuously for at least three years may nominate the greater of two directors or up to 20% of the Board of Directors and include those nominees in the Company’s proxy materials. Notice of stockholder nominations for persons for election as a director that are to be included in the Company’s proxy statement must be delivered or mailed and received at the Company’s principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders.
Forum Selection
Pursuant to the Bylaws, unless the Company consents in writing to the selection of an alternative forum, a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on the Company’s behalf, (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any director or officer or other employee or agent to the Company or to its stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Company or any director or officer or other employee or agent arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or the Certificate of Incorporation or Bylaws, (d) any action asserting a claim related to or involving the Company that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. These exclusive forum provisions will apply to all covered actions, including any covered action in which the plaintiff chooses to assert a claim or claims under federal law in addition to a claim or claims under Delaware law. These exclusive forum provisions, however, will not apply to actions asserting only federal law claims under the Securities Act of 1933, as amended, or the Exchange Act, regardless of whether the state courts in the State of Delaware have jurisdiction over those claims.
Anti-Takeover Effects of Some Provisions
Some of the provisions of the Certificate of Incorporation and Bylaws (as described above), including the stockholder approval requirements for certain business combinations (as described below), could make the acquisition of control of the Company, by means of a proxy contest, tender offer, unsolicited proposal or otherwise, more difficult. These provisions, including the Company’s ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids, but they could have the effect of delaying or preventing a change in control that the Company’s stockholders might consider to be in their best interests. These provisions are also designed to encourage persons seeking to acquire control of the Company to first negotiate with the Board of Directors. The Company believes that the benefits of increased protection will give it the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to change control of the Company, and that the benefits of this increased protection will outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms in favor of the Company’s stockholders.

Delaware Business Combinations
The Company is subject to Section 203 of the DGCL, which restricts certain transactions and “business combinations” between a corporation and a 15% stockholder for a period of three years after the date of the transaction in which the stockholder acquired 15% or more of the Company’s outstanding stock, unless the business combination is approved in the manner prescribed by Section 203 of the DGCL. A “business combination” includes mergers, asset sales, and other transactions resulting in a financial benefit to the interested stockholder.